Exhibit 99.1

Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Carol Fabrizio, (720) 524-5025, cfabrizio@vailresorts.com
Vail Resorts Reports Fiscal 2018 Fourth Quarter and Full Year Results and Provides Fiscal 2019 Outlook
BROOMFIELD, Colo. - September 28, 2018 - Vail Resorts, Inc. (NYSE: MTN) today reported results for its fourth quarter and fiscal year ended July 31, 2018 and provided its outlook for the fiscal year ending July 31, 2019.
Highlights

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Net income attributable to Vail Resorts, Inc. was $379.9 million for fiscal 2018, an increase of 80.4% compared to fiscal 2017, which was positively impacted by tax benefits as described in the operating results highlights below.

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Resort Reported EBITDA was $616.6 million for fiscal 2018, an increase of 3.9% compared to fiscal 2017. Fiscal 2018 Resort Reported EBITDA includes $10.2 million of acquisition and integration related expenses and $2.6 million of additional payroll taxes related to the CEO’s exercise of Stock Appreciation Rights (“SARs”).

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Season pass sales through September 23, 2018 for the upcoming 2018/2019 North American ski season increased approximately 25% in units and 15% in sales dollars as compared to the period in the prior year through September 24, 2017, including all military pass products in both periods. Pass sales exclude Stevens Pass and Triple Peaks pass sales in both periods and are adjusted to eliminate the impact of foreign currency by applying current period exchange rates to the prior period for Whistler Blackcomb pass sales.

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The Company issued its fiscal 2019 guidance range and expects Resort Reported EBITDA to be between $718 million and $750 million, including approximately $11 million of acquisition and integration related expenses for the previously announced acquisitions of Stevens Pass, Triple Peaks and Stowe.

Commenting on the Company’s fiscal 2018 results, Rob Katz, Chief Executive Officer, said, “We are very pleased to complete fiscal 2018 with Resort Reported EBITDA growth from the prior year, despite the very challenging conditions in the western U.S.

this past winter. This year's results highlight the positive impact of our expanding geographic diversification, the stability provided by our growing season pass program and the success of our guest-focused marketing efforts. Our western U.S. destination resorts experienced modest visitation declines compared to the prior year due to the historically poor conditions, particularly for the first half of the season. However, revenue at our western U.S. resorts was in line with prior year performance due to season pass sales and yield growth. Whistler Blackcomb had another record-breaking year, growing from an exceptional fiscal 2017 as the resort benefited from excellent conditions throughout the season, currency favorability that attracted guests from the U.S. and around the world and the first season of full integration with Vail Resorts. At Perisher, fiscal 2018 results were strong with double-digit revenue and EBITDA growth compared to the prior year, driven by a strong finish to the 2017 Australian ski season and a strong start to the current 2018 Australian ski season, supported by pass sales momentum, which was positively impacted in part by the new pass partnership with Hakuba Valley in Japan.”
Katz added, “With a strong base of high-end consumers, we are continuing to leverage our growing network of resorts and sophisticated marketing and yield strategies to drive guest spending across our Mountain segment. For fiscal 2018, total Mountain net revenue increased 6.9% to approximately $1.7 billion. Total skier visits, including results from Stowe in fiscal 2018, increased 2.5%, primarily as a result of the inclusion of Stowe, which was acquired in June 2017, offset by the poor conditions at our western U.S. resorts during the first half of the 2017/2018 ski season. Total Effective Ticket Price (“ETP”) increased 5.0%, driven by season pass and lift ticket price increases across our resorts, as well as lower visitation per pass. Our ancillary businesses also experienced growth, with ski school, dining and retail/rental revenue up 6.8%, 7.2% and 1.0%, respectively, compared to the prior year, primarily driven by the addition of results at Stowe. Our U.S. Epic Discovery business continues to grow and generate strong financial returns on the capital we invested. However, Epic Discovery has not yet reached full maturity on profitability as quickly as we had originally planned. With each summer season, we continue to learn more about our guests, improve operational consistency and refine our pricing, product and promotion strategy to take advantage of the high levels of summer visitation which already exists at these resort locations.”
Regarding Lodging, Katz said, “Fiscal 2018 Lodging results were impacted by the less favorable conditions in Colorado and Utah compared to the prior year. Revenue (excluding payroll cost reimbursements) increased 2.4% and revenue per available room (“RevPAR”) increased 2.4% compared to the prior year, while Lodging Reported EBITDA declined 7.7% compared to fiscal 2017, which included a one-time association fee benefit in the prior year.”
Turning to Real Estate, Katz commented, “We generated $0.1 million of Net Real Estate Cash Flow in fiscal 2018. During fiscal 2018, we closed on the sale of a land parcel at Keystone for $3.0 million and contributed $4.3 million to the Town of Vail related to a parking development. As of July 31, 2018, we had approximately $99.4 million of real estate held for sale and investment associated with land parcels at our resorts.”
Katz continued, “Our balance sheet continues to be very strong. We ended the fiscal year with $178.1 million of cash on hand, $130.0 million of borrowings under the revolver portion of our senior credit facility and total long-term debt, net (including long-term debt due within one year) of approximately $1.3 billion. As of July 31, 2018, we had available borrowing capacity under the revolver component of our Vail Holdings, Inc. credit facility of $185.1 million. In addition, we had $164.6 million available under the revolver component of our Whistler Blackcomb credit facility. Our Net Debt was 1.8 times trailing twelve months Total Reported EBITDA, which includes $334.5 million of long-term capital lease obligations associated with the Canyons transaction. On August 15, 2018, the Company entered into an amendment agreement to amend and restate in its entirety the senior credit facility. The amended agreement provides for a revolving loan facility in an aggregate principal amount of $400.0 million and a term loan facility in an aggregate principal amount of $950.0 million, increased from the previous term loan facility of $684.4 million as of July 31, 2018. The Company borrowed $70.0 million on August 15, 2018, primarily to fund the Stevens Pass acquisition and on September 27, 2018, the Company borrowed an additional $195.6 million, primarily to fund the Triple Peaks acquisition. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts’ common stock. The quarterly dividend will be $1.47 per share of common stock and will be payable on October 26, 2018 to shareholders of record on October 9, 2018.”
Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-K for the fiscal year ended July 31, 2018 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

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Fiscal 2018 results reflect a full year of Whistler Blackcomb operations, as compared to fiscal 2017 results which include Whistler Blackcomb operations from the date of acquisition, October 17, 2016, through July 31, 2017.

•	Total skier visits for fiscal 2018 increased to approximately 12.3 million, an increase of 2.5% compared to the prior fiscal year, which includes incremental skier visits from Stowe.

•	Total lift revenue increased $62.0 million, or 7.6%, compared to the prior fiscal year, primarily due to an increase in pass revenue and incremental revenue from Stowe.

•	Ski school revenue increased $12.2 million, or 6.8%, primarily as a result of increased revenue at Whistler Blackcomb and Park City, as well as incremental revenue from Stowe.

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Dining revenue increased $10.8 million, or 7.2%, primarily as a result of incremental revenue from Stowe and increased revenue from Whistler Blackcomb, partially offset by lower revenue at our western U.S. resorts.

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Retail/rental revenue increased $3.0 million, or 1.0%, of which rental revenue increased $2.9 million, or 3.2%, and retail revenue was relatively flat. Both rental and retail revenue were positively impacted by an increase in revenue at Whistler Blackcomb and incremental revenue from Stowe, partially offset by decreased revenue at stores proximate to our western U.S. resorts and other city stores.

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Operating expense for Fiscal 2018 increased $85.5 million, or 8.2%, which was primarily attributable to the inclusion of Stowe operations and incremental operating expenses from Whistler Blackcomb as a result of reflecting a full year of operations for fiscal 2018.

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Mountain Reported EBITDA increased $25.3 million, or 4.5%, which includes $15.7 million of stock-based compensation expense and $10.2 million of acquisition and integration related expenses for fiscal 2018, compared to $15.0 million and $10.8 million for fiscal 2017, respectively.

Lodging Segment

•	Lodging segment net revenue (excluding payroll cost reimbursements) increased $6.5 million, or 2.4%.

•	Occupancy increased 1.3 percentage points and Average Daily Rate (“ADR”) decreased 0.6% at the Company’s owned hotels and managed condominiums compared to the prior fiscal year.

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Lodging Reported EBITDA for Fiscal 2018 decreased $2.1 million, or 7.7% compared to fiscal 2017, which included a one-time benefit for association fees with respect to a lodging property at Park City in the prior year.

•	Lodging Reported EBITDA includes $3.2 million of stock-based compensation expense for both fiscal 2018 and fiscal 2017.
Resort - Combination of Mountain and Lodging Segments

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Resort net revenue was $2,007.6 million for fiscal 2018, an increase of $117.3 million, or 6.2%, compared to fiscal 2017, primarily attributable to growth at Whistler Blackcomb, strong North American pass sales growth for the 2017/2018 North American ski season and the incremental operations of Stowe.

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Resort Reported EBITDA was $616.6 million for fiscal 2018, an increase of $23.2 million, or 3.9%, compared to fiscal 2017. Results included $10.2 million of acquisition and integration related expenses compared to $10.8 million of acquisition and integration related expenses in the prior fiscal year. Additionally, fiscal 2018 results included $2.6 million of additional payroll taxes related to the CEO’s exercise of SARs.

Real Estate Segment

•	Real Estate segment net revenue decreased $12.9 million, or 76.4%, as compared to the prior fiscal year, primarily due to the Company selling out of condominium units as of July 31, 2017.

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Real Estate segment operating expense for fiscal 2018 includes the recognition of a $5.5 million benefit of non-cash income in the current period related to a legal settlement in fiscal 2015 for which cash proceeds were received and established as a liability for estimated future remediation costs of a construction development.  All known items have been remediated, and, based on continued monitoring, the Company has concluded that the need for further remediation is remote. Additionally, Real Estate segment operating expense for the prior year included the $4.3 million one-time charge related to the resolution of our financial contribution to the new Town of Vail public parking structure, which was paid during fiscal 2018.

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Net Real Estate Cash Flow for fiscal 2018 was $0.1 million, which includes the $4.3 million contribution to the Town of Vail parking structure noted above, a decrease of $18.3 million compared to the prior fiscal year.

•	Real Estate Reported EBITDA was $1.0 million, an increase of $1.4 million as compared to the prior year.
Total Performance

•	Total net revenue increased $104.3 million, or 5.5%, to $2,011.6 million.

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Net income attributable to Vail Resorts, Inc. was $379.9 million, or $9.13 per diluted share, compared to $210.6 million, or $5.22 per diluted share, in the prior fiscal year. Net income attributable to Vail Resorts, Inc. for fiscal 2018 included a tax benefit of approximately $71.1 million (or $1.71 earnings per diluted share) related to employee exercises of equity awards (primarily related to the CEO’s exercise of SARs) which, beginning August 1, 2017, is recorded in net income as a result of the adoption of revised accounting guidance related to employee stock compensation. Additionally, included in net income attributable to Vail Resorts, Inc. for fiscal 2018 was a one-time, provisional net tax benefit related to U.S. tax reform legislation, estimated to be approximately $61.0 million, or $1.47 per diluted share, which was recognized as a discrete item and recorded within benefit (provision) for income taxes during fiscal 2018. The above-mentioned accounting impacts related to U.S. tax reform legislation (“U.S. Tax Reform”) are provisional, based on currently available information and technical guidance on the interpretation of the new law.

Return of Capital
The Company declared a quarterly cash dividend of $1.47 per share of Vail Resorts common stock that will be payable on October 26, 2018, to shareholders of record on October 9, 2018. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb will be payable on October 26, 2018, to exchangeable shareholders of record on October 9, 2018. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb.
Acquisitions
On August 15, 2018, the Company announced the closing of the Stevens Pass acquisition. The final purchase price, after adjustments, was approximately $64.0 million.
On September 27, 2018, the Company announced the closing of the Triple Peaks acquisition. Triple Peaks is the parent company of Okemo Mountain Resort in Vermont, Mount Sunapee Resort in New Hampshire, and Crested Butte Mountain Resort in Colorado. The Company purchased Triple Peaks for a final purchase price of approximately $74 million, after adjustments for certain agreed-upon terms. As part of the transaction and with funds provided by Vail Resorts, Triple Peaks paid off $155 million in leases that all three resorts had with Ski Resort Holdings, LLC, an affiliate of Oz Real Estate. The 2018/2019 Epic Pass, Epic Local Pass and Military Epic Pass now include unlimited and unrestricted access to Okemo Mountain Resort, Mount Sunapee Resort and Crested Butte Mountain Resort; the Epic 7 Day and the Epic 4 Day now offer up to seven and four unrestricted days, respectively.
Season Pass Sales
Commenting on season pass sales, Katz said, “We are very pleased with our season pass sales to date. Through September 23, 2018, North American ski season pass sales increased approximately 25% in units and 15% in sales dollars as compared to the period in the prior year through September 24, 2017, including all military pass sales in both periods and excluding pass sales from Stevens Pass and Triple Peaks in both periods and adjusted to eliminate the impact of foreign currency by applying current period exchange rates to the prior period for Whistler Blackcomb pass sales. Growth in our total season pass sales dollars was lower than our unit growth, given the inclusion of the new Military Epic Pass, which is available at a substantial discount to our Epic Pass. The average price increase on all non-military passes was approximately 4.5%. Excluding sales of military passes to new purchasers who were not pass holders last year, season pass sales increased approximately 9% in units and 12% in sales dollars over the comparable period in 2017.”

Katz continued, “We experienced strong growth in our season pass sales across nearly all products and geographies, including continued strong growth in destination markets, which drove over half of the unit growth. We also saw very strong growth in the local Whistler Blackcomb market and continued growth in the Colorado and Tahoe markets. We believe this growth continues to be driven by our increasingly sophisticated and data-driven targeted marketing efforts to move destination guests into our season pass products, as well as the strategic long-term pass partnerships and acquisitions we have announced that continue to expand our resort network and make the network incrementally more compelling to skiers worldwide. Our growth was also positively impacted by the significant success of sales of our new Military Epic Pass. The vast majority of Military Epic Passes were sold to guests that were not previously season pass purchasers and over half of the Military Epic Pass purchasers were not previously in our guest database. While the Military Epic Pass has a price that is much lower than our other season pass products, we are seeing significant incremental revenue for the program that far exceeds any loss of revenue from prior year pass holders who purchased a Military Epic Pass for this year. Furthermore, we are helping to introduce our sport to, and create much higher engagement for, the men and women who have served their countries in the armed forces and their immediate families. While in December 2017 our reported season pass growth rates were materially below the rates reported in September 2017, we expect our December 2018 season pass growth rates to be relatively consistent with our September 2018 growth rates.”
Katz concluded, “Our Epic Australia Pass sales are off to a very strong start with growth of approximately 20% in units and approximately 23% in sales dollars through September 23, 2018 compared to the prior year period ending September 24, 2017. The Epic Australia Pass continues to be a very compelling product for our Australian guests who can ski locally at Perisher, experience our growing network in North America and, for the first time, ski at Hakuba Valley in Japan through our new long-term partnership. Pass sales will continue through the Australian off-season leading up to the 2019 season.”
Guidance
Commenting on guidance for fiscal 2019, Katz said, “Net income attributable to Vail Resorts, Inc. is expected to be between $288 million and $335 million in fiscal 2019. Our guidance includes an estimated benefit between $32 million and $40 million from the reduction of our U.S. federal tax rate from 35% to 21% as a result of the U.S. Tax Reform. We estimate Resort Reported EBITDA for fiscal 2019 will be between $718 million and $750 million. Our Resort Reported EBITDA guidance includes the operating results for Stevens Pass, Okemo, Mount Sunapee and Crested Butte from the date of acquisition and also includes approximately $11 million of anticipated acquisition and integration related expenses. Apart from our normal business drivers, our guidance for fiscal 2019 includes the following additional assumptions: (i) a full rebound in our performance in our second fiscal quarter, as compared to fiscal 2018, from assumed normal conditions throughout the period; (ii) a negative impact to our fiscal 2019 third quarter from the late Easter holiday (which is on April 21, 2019); (iii) $15 million of incremental expense related to above normal increases in labor costs, due to increasing our minimum wage by over $1 per hour at most resorts and other significant investments in compensation, all implemented due to both local market wage pressure and the benefits the Company received from U.S. Tax Reform; and (iv) a $6 million negative Resort Reported EBITDA impact from assumed lower rates for the Australian and Canadian dollars versus the average rates in fiscal 2018. We expect Resort EBITDA Margin to be approximately 31.5% in fiscal 2019, using the midpoint of the guidance range. This is an estimated 80 basis point increase over fiscal 2018. We estimate fiscal 2019 Real Estate Reported EBITDA to be between negative $3 million and $3 million. Fiscal 2019 guidance does not include any payroll tax impacts or income tax benefits related to the potential exercise of CEO stock appreciation awards.”
All of these estimates are predicated on the assumption of normal weather conditions throughout the ski season and an exchange rate of $0.77 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.72 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2019, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2019.

	Fiscal 2019 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2019 (6)
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$685,000	$715,000
Lodging Reported EBITDA (2)	30,000	38,000
Resort Reported EBITDA (3)	718,000	750,000
Real Estate Reported EBITDA	(3,000)	3,000
Total Reported EBITDA	715,000	753,000
Depreciation and amortization	(217,000)	(209,000)
Interest expense, net	(82,000)	(76,000)
Other (4)	(10,000)	(7,000)
Income before provision for income taxes	406,000	461,000
Provision for income taxes (5)	(90,000)	(102,000)
Net income	316,000	359,000
Net income attributable to noncontrolling interests	(28,000)	(24,000)
Net income attributable to Vail Resorts, Inc.	$288,000	$335,000

(1) Mountain Reported EBITDA includes approximately $11 million of acquisition and integration related expenses specific to Triple Peaks, Stevens Pass and Stowe. Mountain Reported EBITDA also includes approximately $16 million of stock-based compensation.

(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Our guidance includes certain known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(5) The fiscal 2019 provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our fiscal 2019 estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(6) Guidance estimates are predicated on an exchange rate of $0.77 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.72 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or by dialing (888) 394-8218 (U.S. and Canada) or (323) 701-0225 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through October 12, 2018, at 12:30 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 4503803. The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company's subsidiaries operate 15 world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Stowe and Okemo in Vermont; Mount Sunapee in New Hampshire; Stevens Pass in Washington; Perisher in New South Wales, Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our fiscal 2019 performance, including our expected net income attributable to Vail Resorts, Inc., Resort Reported EBITDA, anticipated acquisition and integration related expenses, Resort EBITDA Margin and Real Estate Reported EBITDA; our assumptions related to our fiscal 2019 guidance, including a full rebound in our fiscal 2019 second quarter performance from assumed normal conditions and exchange rates; the estimated benefit from the reduction of our U.S. tax rate; the payment of dividends; our expectations regarding season pass growth rates; the effects of our marketing and season pass sales efforts; and the expected timing of the completion of our capital investments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; risks related to cyber-attacks; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Okemo, Crested Butte, Stevens Pass, Mt. Sunapee or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities; risks associated with uncertainty of the impact of recently enacted tax reform legislation in the United States; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2018, which was filed on September 28, 2018.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Segment and Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes

Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2018	2017	2018	2017
Net revenue:
Mountain and Lodging services and other	$146,557	$138,818	$1,584,310	$1,477,654
Mountain and Lodging retail and dining	65,002	63,569	423,255	412,646
Resort net revenue	211,559	202,387	2,007,565	1,890,300
Real Estate	78	6,737	3,988	16,918
Total net revenue	211,637	209,124	2,011,553	1,907,218
Segment operating expense:
Mountain and Lodging operating expense	186,027	173,817	966,566	891,135
Mountain and Lodging retail and dining cost of products sold	26,900	28,402	174,105	170,824
General and administrative	57,026	50,997	251,806	236,799
Resort operating expense	269,953	253,216	1,392,477	1,298,758
Real Estate, net	1,245	6,939	3,546	24,083
Total segment operating expense	271,198	260,155	1,396,023	1,322,841
Other operating (expense) income:
Depreciation and amortization	(50,330)	(48,921)	(204,462)	(189,157)
Gain on sale of real property	—	300	515	6,766
Change in estimated fair value of contingent consideration	(600)	(1,200)	1,854	(16,300)
Loss on disposal of fixed assets and other, net	(2,495)	(1,725)	(4,620)	(6,430)
(Loss) income from operations	(112,986)	(102,577)	408,817	379,256
Mountain equity investment income, net	429	373	1,523	1,883
Investment income and other, net	428	233	1,944	6,114
Foreign currency (loss) gain on intercompany loans	(2,455)	19,184	(8,966)	15,285
Interest expense, net	(16,431)	(13,663)	(63,226)	(54,089)
(Loss) income before benefit (provision) for income taxes	(131,015)	(96,450)	340,092	348,449
Benefit (provision) for income taxes	43,224	35,202	61,138	(116,731)
Net (loss) income	(87,791)	(61,248)	401,230	231,718
Net loss (income) attributable to noncontrolling interests	4,131	4,102	(21,332)	(21,165)
Net (loss) income attributable to Vail Resorts, Inc.	$(83,660)	$(57,146)	$379,898	$210,553
Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(2.07)	$(1.43)	$9.40	$5.36
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(2.07)	$(1.43)	$9.13	$5.22
Cash dividends declared per share	$1.47	$1.053	$5.046	$3.726
Weighted average shares outstanding:
Basic	40,466	40,079	40,397	39,251
Diluted	40,466	40,079	41,618	40,366

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2018	2017	2018	2017

Other Data:
Mountain Reported EBITDA	$(64,473)	$(57,316)	$591,605	$566,338
Lodging Reported EBITDA	6,508	6,860	25,006	27,087
Resort Reported EBITDA	(57,965)	(50,456)	616,611	593,425
Real Estate Reported EBITDA	(1,167)	98	957	(399)
Total Reported EBITDA	$(59,132)	$(50,358)	$617,568	$593,026
Mountain stock-based compensation	$4,103	$3,830	$15,716	$14,969
Lodging stock-based compensation	832	828	3,215	3,215
Resort stock-based compensation	4,935	4,658	18,931	18,184
Real Estate stock-based compensation	49	69	109	131
Total stock-based compensation	$4,984	$4,727	$19,040	$18,315

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)
Net Mountain revenue:
Lift	$20,190	$19,017	6.2%	$880,293	$818,341	7.6%
Ski school	4,143	4,074	1.7%	189,910	177,748	6.8%
Dining	18,512	17,235	7.4%	161,402	150,587	7.2%
Retail/rental	31,451	31,612	(0.5)%	296,466	293,428	1.0%
Other	57,075	53,822	6.0%	194,851	171,682	13.5%
Total Mountain net revenue	131,371	125,760	4.5%	1,722,922	1,611,786	6.9%
Mountain operating expense:
Labor and labor-related benefits	78,273	68,996	13.4%	443,891	403,020	10.1%
Retail cost of sales	12,773	14,639	(12.7)%	111,198	112,902	(1.5)%
Resort related fees	3,707	4,527	(18.1)%	87,111	83,503	4.3%
General and administrative	48,684	43,140	12.9%	214,090	199,582	7.3%
Other	52,836	52,147	1.3%	276,550	248,324	11.4%
Total Mountain operating expense	196,273	183,449	7.0%	1,132,840	1,047,331	8.2%
Mountain equity investment income, net	429	373	15.0%	1,523	1,883	(19.1)%
Mountain Reported EBITDA	$(64,473)	$(57,316)	12.5%	$591,605	$566,338	4.5%

Total skier visits	431	412	4.6%	12,345	12,047	2.5%
ETP	$46.84	$46.16	1.5%	$71.31	$67.93	5.0%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)
Lodging net revenue:
Owned hotel rooms	$21,746	$21,380	1.7%	$65,252	$63,939	2.1%
Managed condominium rooms	12,065	10,277	17.4%	70,198	65,694	6.9%
Dining	16,145	15,065	7.2%	48,554	48,449	0.2%
Transportation	2,934	2,745	6.9%	21,111	22,173	(4.8)%
Golf	9,207	8,916	3.3%	18,110	17,837	1.5%
Other	14,951	14,432	3.6%	47,577	46,238	2.9%
	77,048	72,815	5.8%	270,802	264,330	2.4%
Payroll cost reimbursements	3,140	3,812	(17.6)%	13,841	14,184	(2.4)%
Total Lodging net revenue	80,188	76,627	4.6%	284,643	278,514	2.2%
Lodging operating expense:
Labor and labor-related benefits	34,767	32,668	6.4%	121,733	117,183	3.9%
General and administrative	8,342	7,857	6.2%	37,716	37,217	1.3%
Other	27,431	25,430	7.9%	86,347	82,843	4.2%
	70,540	65,955	7.0%	245,796	237,243	3.6%
Reimbursed payroll costs	3,140	3,812	(17.6)%	13,841	14,184	(2.4)%
Total Lodging operating expense	73,680	69,767	5.6%	259,637	251,427	3.3%
Lodging Reported EBITDA	$6,508	$6,860	(5.1)%	$25,006	$27,087	(7.7)%

Owned hotel statistics:
ADR	$237.12	$228.05	4.0%	$250.50	$245.31	2.1%
RevPAR	$168.44	$167.48	0.6%	$173.34	$168.14	3.1%
Managed condominium statistics:
ADR	$211.44	$208.24	1.5%	$336.29	$347.64	(3.3)%
RevPAR	$60.67	$52.13	16.4%	$116.26	$113.08	2.8%
Owned hotel and managed condominium statistics (combined):
ADR	$225.02	$219.58	2.5%	$300.90	$302.80	(0.6)%
RevPAR	$94.28	$88.27	6.8%	$131.08	$127.95	2.4%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2018	2017
Real estate held for sale and investment	$99,385	$103,405
Total Vail Resorts, Inc. stockholders’ equity	$1,589,434	$1,571,156
Long-term debt, net	$1,234,277	$1,234,024
Long-term debt due within one year	38,455	38,397
Total debt	1,272,732	1,272,421
Less: cash and cash equivalents	178,145	117,389
Net debt	$1,094,587	$1,155,032

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of Reported EBITDA to net income attributable to Vail Resorts, Inc. for the three and twelve months ended July 31, 2018 and 2017.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2018	2017	2018	2017
Mountain Reported EBITDA	$(64,473)	$(57,316)	$591,605	$566,338
Lodging Reported EBITDA	6,508	6,860	25,006	27,087
Resort Reported EBITDA*	(57,965)	(50,456)	616,611	593,425
Real Estate Reported EBITDA	(1,167)	98	957	(399)
Total Reported EBITDA	(59,132)	(50,358)	617,568	593,026
Depreciation and amortization	(50,330)	(48,921)	(204,462)	(189,157)
Loss on disposal of fixed assets and other, net	(2,495)	(1,725)	(4,620)	(6,430)
Change in estimated fair value of contingent consideration	(600)	(1,200)	1,854	(16,300)
Investment income and other, net	428	233	1,944	6,114
Foreign currency (loss) gain on intercompany loans	(2,455)	19,184	(8,966)	15,285
Interest expense, net	(16,431)	(13,663)	(63,226)	(54,089)
(Loss) income before benefit (provision) for income taxes	(131,015)	(96,450)	340,092	348,449
Benefit (provision) for income taxes	43,224	35,202	61,138	(116,731)
Net (loss) income	(87,791)	(61,248)	401,230	231,718
Net loss (income) attributable to noncontrolling interests	4,131	4,102	(21,332)	(21,165)
Net (loss) income attributable to Vail Resorts, Inc.	$(83,660)	$(57,146)	$379,898	$210,553

* Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt, net and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2018.

	In thousands) (Unaudited) (As of July 31, 2018)
Long-term debt, net	$1,234,277
Long-term debt due within one year	38,455
Total debt	1,272,732
Less: cash and cash equivalents	178,145
Net debt	$1,094,587
Net debt to Total Reported EBITDA	1.8	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and twelve months ended July 31, 2018 and 2017.

	(In thousands) (Unaudited) Three Months Ended July 31,		(In thousands) (Unaudited) Twelve Months Ended July 31,
	2018	2017	2018	2017
Real Estate Reported EBITDA	$(1,167)	$98	$957	$(399)
Non-cash Real Estate cost of sales	(49)	5,080	3,701	13,097
Non-cash Real Estate stock-based compensation	49	69	109	131
One-time charge for Real Estate contingency	—	—	(4,300)	4,300
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(100)	(82)	(342)	1,322
Net Real Estate Cash Flow	$(1,267)	$5,165	$125	$18,451

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2019 guidance and fiscal 2018 results.

	(In thousands) (Unaudited) Fiscal 2019 Guidance (2)	(In thousands) (Unaudited) Fiscal Year Ended July 31, 2018
Resort net revenue (1)	$2,330,000	$2,007,565
Resort Reported EBITDA (1)	$734,000	$616,611
Resort EBITDA margin	31.5%	30.7%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance